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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Nextera Enterprises, Inc.
(Name of Issuer)
CLASS A COMMON STOCK, $.001 PAR VALUE
(Title of Class of Securities)
65332E 10 1
(CUSIP Number)
December 31, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	65332E 10 1	Page	2	of	24

1	NAMES OF REPORTING PERSONS: MOUNTE LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	3	of	24

1	NAMES OF REPORTING PERSONS: ET HOLDINGS, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	4	of	24

1	NAMES OF REPORTING PERSONS: HAMPSTEAD ASSOCIATES, L.L.C.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

DELAWARE

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	5	of	24

1	NAMES OF REPORTING PERSONS: RIDGEVIEW ASSOCIATES LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

CALIFORNIA

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	6	of	24

1	NAMES OF REPORTING PERSONS: MOLLUSK HOLDINGS, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

CALIFORNIA

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	7	of	24

1	NAMES OF REPORTING PERSONS: CEPHALOPOD CORPORATION

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

CALIFORNIA

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	8	of	24

1	NAMES OF REPORTING PERSONS: LAWRENCE INVESTMENTS, LLC

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

CALIFORNIA

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

OO

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	9	of	24

1	NAMES OF REPORTING PERSONS: LAWRENCE J. ELLISON

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.A.

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	10	of	24

1	NAMES OF REPORTING PERSONS: MICHAEL R. MILKEN

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.A.

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

CUSIP No.	65332E 10 1	Page	11	of	24

1	NAMES OF REPORTING PERSONS: LOWELL J. MILKEN

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☑
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

U.S.A.

	5	SOLE VOTING POWER:

NUMBER OF

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		19,745,548 (1)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON

WITH:	8	SHARED DISPOSITIVE POWER:

19,745,548 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

19,745,548 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

48.2%(2)

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

(1)	Includes an aggregate of (a) 8,810,000 shares of Class A Common Stock, (b) 3,844,200 shares of Class A Common Stock that are issuable upon conversion of 3,844,200 shares of Class B Common Stock held by the reporting persons and (c) 7,091,348 shares of Class A Common Stock that are issuable upon conversion of 48,906 shares of Series A Cumulative Convertible Preferred Stock held by the reporting persons.

(2)	Based on (a) 30,025,441 shares of Class A Common Stock and (b) 3,844,200 shares of Class B Common Stock outstanding as of October 31, 2005, as reported by Nextera Enterprises, Inc. in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005. Also based on 48,906 shares of Series A Cumulative Convertible Preferred Stock outstanding as of December 30, 2005, as reported by Mounte LLC in its Form 4 filed with the SEC on January 4, 2006.

Item 1(a).	Name of Issuer:
Nextera Enterprises, Inc.

Item 1(b).	Address of Issuer’s Principal Executive offices:
One Exeter Plaza
699 Boylston Street
Boston, MA 02116

Item 2(a).	Name of Person Filing:
See Attachment A

Item 2(b).	Address of Principal Business Office:
See Attachment A

Item 2(c).	Citizenship:
See Attachment A

Item 2(d).	Title of Class of Securities:
Class A Common Stock

Item 2(e).	CUSIP Number:
65332E 10 1.

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment company registered under Section 8 of the Investment Company Act.
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
If this statement is filed pursuant to Rule 13d-1(c), check this box.     ☐

Item 4.	Ownership
(a)	Amount Beneficially Owned: 19,745,548 shares of Class A Common Stock.

(b)	Percent of Class: 48.2%

(c)	Number of Shares as to which such person has:
(i)	sole power to vote or to direct the vote:

(ii)	shared power to vote or to direct the vote: 19,745,548

(iii)	sole power to dispose or to direct the disposition of:

(iv)	shared power to dispose or to direct the disposition of: 19,745,548

Item 5.	Ownership of Five Percent or Less of a Class:
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not Applicable

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company:
Not Applicable

Item 8.	Identification and Classification of Members of the Group:
See Attachment A

Item 9.	Notice of Dissolution of Group:
Not Applicable

Item 10.	Certification:
Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Mounte LLC, a Delaware limited liability company

/s/ Stanley E. Maron

By:	Stanley E. Maron
Its:	Secretary
February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ET Holdings, L.L.C., a Delaware limited liability company

/s/ Michael R. Milken

By:	Michael R. Milken
Its:	Manager
February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Hampstead Associates, L.L.C., a Delaware limited liability company

By:	Ridgeview Associates LLC, a California limited liability company
Its:	Manager

/s/ Michael R. Milken

	By:	Michael R. Milken
	Its:	Manager
February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Mollusk Holdings, LLC, a California limited liability company

By:	Cephalopod Corporation, a California corporation
Its:	Manager

/s/ Philip B. Simon

	By:	Philip B. Simon
	Its:	President
February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Cephalopod Corporation, a California corporation

/s/ Philip B. Simon

By:	Philip B. Simon
Its:	President
February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Lawrence Investments, LLC, a California limited liability company

/s/ Philip B. Simon

By:	Philip B. Simon
Its:	Member/Manager
February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Ridgeview Associates LLC a California limited liability company

/s/ Michael R. Milken

By:	Michael R. Milken
Its:	Manager
February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Philip B. Simon

Lawrence J. Ellison, an individual, by Philip B. Simon, his Attorney in Fact* February 14, 2006
* Pursuant to a Power of Attorney filed as exhibit 99.2 to the Schedule 13G relating to LeapFrog Enterprises, Inc. filed by the Reporting Person on February 14, 2006 with the Securities and Exchange Commission, which Power of Attorney is incorporated by reference herein.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Michael R. Milken

Michael R. Milken, an individual February 14, 2006

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Lowell J. Milken

Lowell J. Milken, an individual February 14, 2006

Attachment A
     This Form 13G is being filed by Mounte LLC, a Delaware limited liability company, ET Holdings, L.L.C., a Delaware limited liability company, Hampstead Associates, L.L.C., a Delaware limited liability company, Mollusk Holdings, LLC, a California limited liability company (“Mollusk”), Cephalopod Corporation, a California corporation (“Cephalopod”), Lawrence Investments, LLC, a California limited liability company (“Lawrence”), Ridgeview Associates LLC, a California limited liability company, Lawrence J. Ellison, an individual and U.S. citizen (“Ellison”), Michael R. Milken, an individual and U.S. citizen, and Lowell J. Milken, an individual and U.S. citizen (collectively, the “Reporting Persons”). Except as otherwise indicated, the address of the Reporting Persons is 1250 Fourth Street, Santa Monica, California 90401. The address of Mollusk is c/o Andrew L. Dudnick, 351 California Street, 15th Floor, San Francisco, CA 94104. The address of Cephalopod and Ellison is c/o Carolyn Balkenhol, Oracle Corporation, 500 Oracle Parkway, Redwood Shores, CA 94065. The address of Lawrence is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.
     Nextera Enterprises Holdings, Inc., a Delaware corporation, Knowledge Enterprises, Inc., a Delaware corporation, Knowledge Universe, Inc., a Delaware corporation, Krest LLC, a Delaware limited liability company (formerly Knowledge Universe, L.L.C.), and ET Consolidated, L.L.C., a Delaware limited liability company, were formerly members of the group reporting beneficial ownership of the securities (the “Securities”) described on this Schedule 13G.
     On January 12, 2004, Nextera Enterprises Holdings, Inc. dissolved. On December 8, 2003, Knowledge Enterprises, Inc. dissolved. On December 10, 2004, Knowledge Universe, Inc. dissolved. On October 20, 2004, Knowledge Universe, L.L.C. changed its name to Krest LLC. On December 31, 2005, Krest LLC dissolved. On April 15, 2004, ET Consolidated, L.L.C. dissolved. Accordingly, Nextera Enterprises Holdings, Inc., Knowledge Enterprises, Inc., Knowledge Universe, Inc., Krest LLC and ET Consolidated, L.L.C. are no longer members of the group.